EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of this 3RD day of September, 2008, is entered into by Corindus, Inc., a Delaware corporation with its principal place of business at 11 Erie Drive, Natick, MA 01760 (the "Company"), and David M. Handler, residing at N36 W22580 Long Valley Road, Pewaukee, WI 53072 (the "Executive").

The Company desires to employ the Executive, and the Executive desires to be employed by the Company. In consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1. Period of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company upon the terms set forth in this Agreement, on an at will basis for the period commencing on October 1, 2008 (the "Commencement Date") and ending on the date the Executive's employment is terminated pursuant to the terms of this Agreement (with such period being referred to herein as the "Employment Period"). The Executive's employment with the Company is voluntary and he is free to resign at any time, subject to the provisions of this Agreement. Further, the Company will be free to terminate the Executive's employment at any time, with or without cause and without further obligation or liability, subject to the provisions of this Agreement.

2. Title; Capacity. The Executive shall serve as President and Chief Executive Officer or in such other position as the Company or its Board of Directors (the "Board") may determine from time to time. In addition, the Executive shall serve on the Board during the Employment Period. The Executive shall be based at the Company's headquarters in Natick, Massachusetts, or such place or places in the continental United States as the Board shall determine. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by, the Board or such officer of the Company as may be designated by the Board.

The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to the Executive. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

3. Compensation and Benefits.

3.1 Salary and Annual Bonus. The Company shall pay the Executive, in periodic installments in accordance with the Company's customary payroll practices, an annual base salary of $275,000 for the one-year period commencing on the Commencement Date. Such salary shall be subject to adjustment thereafter as determined by the Board. Commencing with the year-ended December 31, 2009, the Executive will be eligible for a bonus payment of up to 30% of his annual salary for the year immediately preceding payment of such bonus based on achievement of performance objectives (as reasonably determined by the Board) contained in an annual Board-approved plan. Any bonus award will be paid on or before March 15 of the fiscal year following the fiscal year in which the bonus was earned, with the first potential bonus to be paid on March 15, 2010, and conditioned upon the Executive's employment with the Company at the end of the immediately preceding fiscal year.

3.2 Stock Options. Subject to the approval of the Board, on or about the Commencement Date, the Executive will be granted an option to purchase an aggregate of 37,873 shares of Common Stock of the Company (the "Option Shares"), under the Company's 2008 Stock Incentive Plan, representing approximately 5.0% of the fully diluted shares of the Company as measured as of the date of this Agreement, at an exercise price per share equal to $22.88, as evidenced by and subject to the terms of a Company form option agreement. The Option Shares will vest as follows: 25% of the Option Shares will vest after the Executive has provided the Company with twelve (12) months of continuous service, and the balance of the Option Shares will vest in equal monthly installments over the next thirty-six (36) months, provided, in each case, that the Executive has provided continuous services to the Company as of each such vesting date.

3.3 Signing Bonus. The Executive will be eligible for a $50,000 signing bonus payable on or before February 28, 2009, conditioned upon his continued employment with the Company on that date.

3.4 Fringe Benefits; Vacation. The Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate. The Executive shall be entitled to four (4) weeks paid vacation per year, to be taken at such times as may be approved by the Board or its designee. Vacation days must be taken during each 12-month period starting with the anniversary of the Commencement Date with no carryover of vacation days to the following 12-month period.

3.5 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.

3.6 Relocation Allowances. The Executive must relocate his primary residence to within 50 miles of Natick, Massachusetts within three (3) months of the Commencement Date (the "Relocation Date"). Provided the Executive completes such relocation during such time, the Company shall reimburse the Executive up to $80,000 of his out-of-pocket expenses against receipts he provides to the Company (the "Relocation Allowances"). It being understood that the Relocation Allowances may be incurred either prior to or after the Relocation Date, provided that the Executive (i) complies with the first sentence of this Section 3.6 and (ii) incurs the Relocation Allowances during the first twelve (12) months of the Employment Period.

(a) Included in this amount, the Company will reimburse the Executive for travel and lodging expenses for the Executive and his family for three (3) round trips between Wisconsin and Boston, Massachusetts for the purpose of attending to his housing needs. It is expected that these trips will be no longer than a total of four (4) nights/ five (5) days in duration and will include hotel, car rental, airfare and reasonable meal and parking expenses. The Executive hereby agrees that travel expenses to be reimbursed hereunder by the Company will be reasonable and that he will use his reasonable best efforts to minimize the travel expenses by obtaining, in each instance, terms which are as favorable as those which he would negotiate if he were to pay for such travel expenses himself.

(b) Except in connection with a Change of Control (defined below), in the event the Executive terminates his employment with the Company during the first twenty-four (24) months immediately following the Commencement Date, the Executive will be obligated to repay to the Company the amount of Relocation Allowances paid to him by the Company.

(c) In addition to the Relocation Allowances, the Company will reimburse the Executive against receipts he provides to the Company up to $3,000 per month, if needed, for up to three (3) months of temporary living expenses in the Natick, Massachusetts area.

3.7 Withholding; Section 409A. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Internal Revenue Code and the guidance issued thereunder ("Section 409A") to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement be for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4. Termination of Employment Period. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

4.1 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based. For the purposes of this Section 4.2, "Cause" shall mean (a) a good faith finding by the Company that (i) the Executive has failed to perform his assigned duties for the Company, or (ii) the Executive has engaged in dishonesty, gross negligence or misconduct, or (b) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony.

4.2 Upon the death or disability of the Executive. As used in this Agreement, the term "disability" shall mean the inability of the Executive, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

4.3 At the election of either party, upon not less than thirty (30) days' prior written notice of termination.

5. Effect of Termination.

5.1 Payments Upon Termination. In the event that the Executive's employment is involuntarily terminated by the Company without Cause, whether before or after a Change of Control, the Company will continue to pay to the Executive his base salary and benefits for a period of six (6) months. Receipt of the salary and benefits provided to the Executive under this paragraph will be: (i) conditioned on the Executive executing and not revoking a standard form of release of the Company and associated persons from any claims against them within 30 days of the date of his termination and (ii) subject to mitigation obligations. The payments to be made hereunder (A) shall commence 30 days following the Executive's termination of employment, provided that the release referenced in the prior sentence has been signed and not revoked as of such date, (B) shall continue to be made in accordance with the Company's regular payroll schedule practices and (C) shall be subject to the terms and conditions set forth in Exhibit A.

5.2 Change of Control. On the effective date of a Change of Control, defined as (i) a merger or consolidation involving the Company, or a sale of the capital stock of the Company, in each such case, where the holders of the outstanding capital stock of the Company immediately prior to such transaction no longer hold at least a majority of the outstanding capital stock of the resulting, combined company or acquiring company after such transaction, or (ii) the sale of all or substantially all of the assets of the Company, 50% of the Executive's unvested Option Shares will automatically vest with the remaining unvested portion vesting ratably over the remaining vesting period. After the effective date of a Change of Control, and if the Executive elects to terminate his employment with the Company for "good reason" or if he is

terminated involuntarily without Cause, his remaining unvested Option Shares will become fully vested. Good reason includes a reduction in salary, a material negative change in authority, status, obligations or responsibilities, or a requirement to relocate outside the Boston area. Notwithstanding the above unvested Option Shares will become fully vested twelve (12) months after the effective date of a Change of Control.

5.3 Survival. The provisions of Sections 6 and 7 shall survive the termination of this Agreement.

6. Non-Competition and Non-Solicitation.

6.1 Restricted Activities. While the Executive is employed by the Company and for a period of eighteen (18) months after the termination or cessation of such employment for any reason, the Executive will not directly or indirectly:

(a) Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Company's Business, including but not limited to any business or enterprise that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company or any of its subsidiaries while the Executive was employed by the Company; or

(b) Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any employee of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Executive's employment with the Company.

(c) For purposes of this Section 6.1, "Business" shall mean the development, manufacture, marketing, licensing or sales of products or services in the field of vascular robotics.

6.2 Extension. If the Executive violates the provisions of Section 6.1, the Executive shall continue to be bound by the restrictions set forth in Section 6.1 until a period of eighteen (18) months has expired without any violation of such provisions.

6.3 Interpretation. If any restriction set forth in Section 6.1 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.4 Equitable Remedies. The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 6 is likely to cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to apply for an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 6.

7. Proprietary Information and Developments.

7.1 Proprietary Information.

(a) The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships, technologies, products, product development and marketing strategies or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, trade secrets, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, and knowledge of customers or prospective customers of the Company. The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee of the Company) without written approval by an officer of the Company, either during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b) The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of his employment. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(c) The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (a) and (b) above, and his obligation to return materials and tangible property, set forth in paragraph (b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

7.2 Developments.

(a) The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him or under his direction or jointly with others during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

(b) The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all his right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this paragraph (b) shall not apply to Developments which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and which are made and conceived by the Executive not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this paragraph (b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. The Executive also hereby waives all claims to moral rights in any Developments.

(c) The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments; provided that, after his employment with the Company, such cooperation shall be conditioned upon reimbursement by the Company of the Executive's reasonable costs and expenses incurred in connection therewith. The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Executive further agrees that if the Company is unable, after reasonable effort, to secure the signature of the Executive on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

7.3 United States Government Obligations. The Executive acknowledges that the Company from time to time may have agreements with other parties or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions which are made known to the Executive and to take all appropriate action necessary to discharge the obligations of the Company under such agreements.

7.4 Equitable Remedies. The restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 7 may cause the Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to apply for an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 7.

8. Other Agreements. The Executive represents that his performance of all the terms of this Agreement and the performance of his duties as an officer and employee of the Company do not and will not breach any agreement with any prior employer or other party to which the Executive is a party (including without limitation any nondisclosure or non-competition agreement). The Executive represents to the Company that any agreement to which the Executive is a party relating to nondisclosure, non-competition or non-solicitation of employees or customers is listed on Schedule A attached hereto.

9. Miscellaneous.

9.1 Notices. Any notices delivered under this Agreement shall be deemed duly delivered four (4) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, in each case to the address of the recipient set forth in the introductory paragraph hereto. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 9.1.

9.2 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

9.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

9.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of The Commonwealth of Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and the Executive each consents to the jurisdiction of such a court.

9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company's assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

9.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

9.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

9.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CORINDUS, INC.

By: /s/ Frank Martin

Title: CEO

EXECUTIVE

/s/ David M. Handler

David M. Handler

Exhibit A: Payments subject to Section 409A

Subject to the provisions in this Exhibit A, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive's "separation from service" (determined as set forth below) which occurs on or after date of the termination of his employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:

1. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate "payment" for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

2. If, as of the date of the Executive's "separation from service" from the Company, the Executive *is* not a "specified employee" (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

3. If, as of the date of the Executive's "separation from service" from the Company, *the* Executive is a "specified employee" (within the meaning of Section 409A), then:

a. Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Agreement, the "Short-Term Deferral Period" means the period ending on the later of the 15th day of the third month following the end of the Executive's tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company's tax year in which the separation from service occurs; and

b. Each installment of the severance payments and benefits due under this Agreement that is not described in paragraph 3(a) above and that would, absent this subsection, be paid within the six-month period following the Executive's "separation from service" from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive's death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive's separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a

deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive's second taxable year following the taxable year in which the separation from service occurs.

4. The determination of whether and when the Executive's separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this paragraph 4, "Company" shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

SCHEDULE A

Prior Agreements

Corindus

Corindus, Inc.
11 Erie Drive
Natick, MA 01760
Tel 508-653-3335 Fax 508-653-3355

www.corindus.com

Amendment of Employment Agreement
(dated September 3,2008)
between David M. Handler's & Corindus Inc

Date: December 23, 2008

1) Section 3.6 (ii)
   a. Change 12 months to 24 months
2) Section 3.6 (c)
   a. Change 3 months to 6 months

/s/ Frank J. Martin	/s/ David M. Handler
Frank J. Martin	David M. Handler

Corindus

Corindus, Inc.
11 Erie Drive
Natick, MA 01760
Tel 508-653-3335 Fax 508-653-3355

www.corindus.com

Amendment of Employment Agreement
(dated September 3,2008)
between David M. Handler's & Corindus Inc

Date: December 23, 2008

1) Section 3.6 (ii)
   a. Change 12 months to 24 months
2) Section 3.6 (c)
   a. Change 3 months to 6 months

/s/ Frank J. Martin
Frank J. Martin

/s/ David M. Handler
David M. Handler